Exhibit 99.T3A-16

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:56 PM 04/16/2010
FILED 12:54 PM 04/16/2010
SRV 100392150 - 4812497 FILE

CERTIFICATE OF FORMATION

OF

BOLSTER LLC

1. The name of the limited liability company is Bolster LLC.

2. The address of its registered office in the State of Delaware is: 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Bolster LLC this 16th day of April, 2010.

/s/: Thomas F. Bennington, Jr.
Thomas F. Bennington, Jr., Organizer